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                                                                   EXHIBIT 5.1

November 6, 1998

Zamba Corporation
7301 Ohms Lane, Suite 200
Minneapolis, MN 55439

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Zamba Corporation (the "Company") of a Registration Statement on Form S-3 on or about November 6, 1998 (the "Registration Statement") with the Securities and Exchange Commission covering the offering for resale of 4,957,937 shares of the Common Stock, par value $0.01 per share, of the Company (the "Common Stock"), 2,337,992 of which are held by certain of the Selling Security holders and were issued pursuant to the Agreement and Plan of Reorganization, dated as of July 6, 1998, as amended, (the "Reorganization Agreement"), among the Company, QuickSilver Acquisition Corp., QuickSilver Group, Inc. and the former shareholders of QuickSilver Group, Inc. (the "Reorganization Shares"). The Registration Statement also covers the common stock issuable in the event the holders request, and the Company consents to the conversion of $2,161,674.82 in Promissory Notes (the "Notes"), granted pursuant to the Reorganization Agreement, to Common Stock (the "Note Shares"). In addition, the Registration Statement covers 462,247 shares of Common Stock (the "Warrant Shares") issuable upon exercise of warrants held by Petra Capital, LLC pursuant to the Reorganization Agreement (the "Warrants"), and 1,000,000 shares of Common Stock (the "Conversion Shares") issuable to Joseph Costello upon conversion of the Company's Series A Junior Participating Preferred Stock (the "Preferred Stock").

In connection with this opinion, we have examined the Registration Statement and related Prospectus, the Company's Third Amended and Restated Certificate of Incorporation, as amended, and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Reorganization Shares have been validly issued, and are fully paid and nonassessable and (ii) the Warrant Shares, the Conversion Shares and the Note Shares, when issued and sold after exercise or conversion of the Warrants, the Preferred Stock or the Notes, pursuant to the respective terms thereof, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

/s/  Michael J. Sullivan
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Michael J. Sullivan